Exhibit 10.1

Bid Form

[Dealer]

[Dealer Address]

To:	Fermi Inc. 620 S. Taylor Street, Suite 301 Amarillo, TX 79101

From:	[Dealer]

Re:	[Base][Additional] Call Option Transaction

Date:	[_], 2026

Dear Ladies and Gentlemen:

The purpose of this letter agreement (this “Confirmation”) is to confirm the terms and conditions of the call option transaction entered into between [_____________] (“Dealer”) and Fermi Inc. (“Counterparty”) as of the Trade Date specified below (the “Transaction”). This letter agreement constitutes a “Confirmation” as referred to in the ISDA Master Agreement specified below. This Confirmation shall replace any previous agreements and serve as the final documentation for the Transaction.

The definitions and provisions contained in the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”), as published by the International Swaps and Derivatives Association, Inc. (“ISDA”) are incorporated into this Confirmation. In the event of any inconsistency between the Equity Definitions and this Confirmation, this Confirmation shall govern. Certain defined terms used herein are based on terms that are defined in the Offering Memorandum dated July 9, 2026 (the “Offering Memorandum”) relating to the 5.00% Convertible Senior Notes due July 15, 2031 (as originally issued by Counterparty, the “Convertible Notes” and each USD 1,000 principal amount of Convertible Notes, a “Convertible Note”) issued by Counterparty pursuant to the Purchase Agreement (as defined herein)) pursuant to an Indenture [to be]1 dated [_], 2026 between Counterparty and U.S. Bank Trust Company, National Association, as trustee (the “Indenture”). In the event of any inconsistency between the terms defined in the Offering Memorandum, the Indenture and this Confirmation, this Confirmation shall govern. The parties acknowledge that this Confirmation is entered into on the date hereof with the understanding that (i) definitions set forth in the Indenture which are also defined herein by reference to the Indenture and (ii) sections of the Indenture that are referred to herein will conform to the descriptions thereof in the Offering Memorandum. If any such definitions in the Indenture or any such sections of the Indenture differ from the descriptions thereof in the Offering Memorandum, the descriptions thereof in the Offering Memorandum will govern for purposes of this Confirmation. The parties further acknowledge that the Indenture section numbers used herein are based on the [draft of the Indenture last reviewed by Dealer as of the date of this Confirmation, and if any such section numbers are changed in the Indenture as executed, the parties will amend this Confirmation in good faith to preserve the intent of the parties]2 [Indenture as executed]3. Subject to the foregoing, references to the Indenture herein are references to the Indenture as in effect on the date of its execution, and if the Indenture is amended or supplemented following such date (other than any amendment or supplement (x) pursuant to [Section 10.01(h)]4 of the Indenture that, as determined by the Calculation Agent, conforms the Indenture to the description of Convertible Notes in the Offering Memorandum or (y) pursuant to [Section 14.07]5 of the Indenture, subject, in the case of this clause (y), to the second paragraph under “Method of Adjustment” in Section 3), any such amendment or supplement will be disregarded for purposes of this Confirmation unless the parties agree otherwise in writing. If Dealer, the Calculation Agent or the Determining Party is required to make any calculation, adjustment or determination hereunder by reference to the Convertible Notes or the Indenture at a time at which the Convertible Notes are no longer outstanding, Dealer, the Calculation Agent or the Determining Party, as the case may be, shall make such calculation, adjustment or determination, as applicable, assuming the Convertible Notes remained outstanding.

[1]	Insert if Indenture is not completed at the time of the Confirmation.

[2]	Include in the Base Call Option Confirmation. Include in the Additional Call Option Confirmation if it is executed before closing the base deal.
[3]	Include in the Additional Call Option Confirmation, but only if the Additional Call Option Confirmation is executed after closing the base deal.
[4]	Include cross reference to Indenture section permitting amendments without holder consent to conform the Indenture to the Description of Notes.
[5]	Include cross-reference to Indenture section relating to Share Exchange Events.

Each party is hereby advised, and each such party acknowledges, that the other party has engaged in, or refrained from engaging in, substantial financial transactions and has taken other material actions in reliance upon the parties’ entry into the Transaction to which this Confirmation relates on the terms and conditions set forth below.

1. This Confirmation evidences a complete and binding agreement between Dealer and Counterparty as to the terms of the Transaction to which this Confirmation relates. This Confirmation shall supplement, form a part of, and be subject to an agreement in the form of the 2002 ISDA Master Agreement (the “Agreement”) as if Dealer and Counterparty had executed an agreement in such form (but without any Schedule except for (i) the election of the laws of the State of New York as the governing law (without reference to choice of law doctrine)) on the Trade Date, (ii) in respect of Section 5(a)(vi) of the Agreement, the election that the “Cross Default” provisions shall apply to Dealer with (a) a “Threshold Amount” of three percent of the shareholders’ equity of [Dealer][[   ] (“Dealer Parent”)]6 as of the Trade Date, (b) the deletion of the phrase “, or becoming capable at such time of being declared,” from clause (1) and (c) the following language added to the end thereof: “Notwithstanding the foregoing, a default under subsection (2) hereof shall not constitute an Event of Default if (x) the default was caused solely by error or omission of an administrative or operational nature; (y) funds were available to enable the party to make the payment when due; and (z) the payment is made within two Local Business Days of such party’s receipt of written notice of its failure to pay.”, and (iii) the term “Specified Indebtedness” shall have the meaning specified in Section 14 of the Agreement, except that such term shall not include obligations in respect of deposits received in the ordinary course of Dealer’s banking business). In the event of any inconsistency between provisions of the Agreement and this Confirmation, this Confirmation will prevail for the purpose of the Transaction to which this Confirmation relates.

The parties hereby agree that no transaction other than the Transaction to which this Confirmation relates shall be governed by the Agreement. If there exists any ISDA Master Agreement between Dealer and Counterparty or any confirmation or other agreement between Dealer and Counterparty pursuant to which an ISDA Master Agreement is deemed to exist between Dealer and Counterparty, then notwithstanding anything to the contrary in such ISDA Master Agreement, such confirmation or agreement or any other agreement to which Dealer and Counterparty are parties, the Transaction shall not be considered a Transaction under, or otherwise governed by, such existing or deemed ISDA Master Agreement. For purposes of the Equity Definitions, the Transaction shall be deemed to be a Share Option Transaction.

[6]	Insert if Dealer is not the highest rated entity in the group

2. The terms of the particular Transaction to which this Confirmation relates are as follows:

General Terms.

Trade Date:	[_], 2026

Effective Date:	The second Exchange Business Day immediately prior to the Premium Payment Date, subject to Section 9(x).

Option Style:	European

Option Type:	Call

Buyer:	Counterparty

Seller:	Dealer

Shares:	The common stock of Counterparty, $0.001 par value per share (Exchange symbol “FRMI”).

Number of Options:	[_________][7]. For the avoidance of doubt, the Number of Options shall be reduced by any Options exercised by Counterparty. In no event will the Number of Options be less than zero.

Applicable Percentage:	[_________]%

Option Entitlement:	A number equal to the product of the Applicable Percentage and [_____][8].

Strike Price:	USD [_________]

Cap Price:	USD [_________]

Premium:	USD [_________]

Premium Payment Date:	[_], 2026

Exchange:	Nasdaq Global Select Market

Related Exchange(s):	All Exchanges

Excluded Provisions:	[Section 14.03 and Section 14.04(h)][9] of the Indenture.

[7]	For the Base Call Option Confirmation, this is equal to the number of Convertible Notes in principal amount of $1,000 initially issued on the closing date for the Convertible Notes. For the Additional Call Option Confirmation, this is equal to the number of additional Convertible Notes in principal amount of $1,000.
[8]	Insert the initial Conversion Rate for the Convertible Notes.
[9]	Insert cross references to sections of the Indenture addressing “make-whole” adjustments to the Conversion Rate in connection with a make-whole fundamental change or a redemption and permitting discretionary adjustments to the Conversion Rate by the Counterparty.

Procedures for Exercise.

Conversion Date:	With respect to any conversion of a Convertible Note, the date on which the Holder (as such term is defined in the Indenture) of such Convertible Note satisfies all of the requirements for conversion thereof as set forth in [Section 14.02(b)][10] of the Indenture.

Free Convertibility Date:	April 15, 2031

Expiration Time:	The Valuation Time

Expiration Date:	July 15, 2031, subject to earlier exercise.

Automatic Exercise:	Applicable Notwithstanding the foregoing, in no event shall the number of Options that are exercised or deemed exercised hereunder exceed the Number of Options.

Notice of Exercise:

Notwithstanding anything to the contrary in the Equity Definitions or under “Automatic Exercise” above, in order to exercise any Options, Counterparty must notify Dealer in writing before 5:00 p.m. (New York City time) on the Free Convertibility Date (the “Notice of Final Settlement Method”) specifying (1) the Relevant Settlement Method for such Options and (2) if the Relevant Settlement Method is Combination Settlement, the specified cash amount (the “Specified Cash Amount”) elected by Counterparty; provided that if Counterparty shall not have so timely delivered the Notice of Final Settlement Method, then the Notice of Final Settlement Method shall be deemed to have been delivered by Counterparty at 5:00 p.m. (New York City time) on the Free Convertibility Date specifying Net Share Settlement as the Relevant Settlement Method.

Counterparty acknowledges its responsibilities under applicable securities laws, and in particular Section 9 and Section 10(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations thereunder, in respect of any election of a settlement method with respect to such Options that is not Net Share Settlement.

Valuation Time:	At the close of trading of the regular trading session on the Exchange; provided that if the principal trading session is extended, the Calculation Agent shall determine the Valuation Time in its commercially reasonable discretion.

Market Disruption Event:

Section 6.3(a) of the Equity Definitions is hereby replaced in its entirety by the following:

“‘Market Disruption Event’ means, in respect of a Share, (i) a failure by the primary United States national or regional securities exchange or market on which the Shares are listed or admitted for trading to open for trading during its regular trading session or (ii) the occurrence or existence prior to 1:00 p.m. (New York City time) on any Scheduled Valid Day for the Shares for more than one half-hour period in the aggregate during regular trading hours of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant stock exchange or otherwise) in the Shares or in any options contracts or futures contracts relating to the Shares.”

[10]	Insert cross reference to section of the Indenture detailing the requirements for conversion.

Settlement Terms.

Settlement Method:	For any Option, Net Share Settlement; provided that if the Relevant Settlement Method set forth below for such Option is not Net Share Settlement, then the Settlement Method for such Option shall be such Relevant Settlement Method, but only if Counterparty shall have notified Dealer of the Relevant Settlement Method in the Notice of Final Settlement Method for such Option.

Relevant Settlement Method:	In respect of any Option, Net Share Settlement, Combination Settlement or Cash Settlement, as specified by Counterparty in the Notice of Final Settlement Method.

Net Share Settlement:	If Net Share Settlement is applicable to any Option exercised or deemed exercised hereunder, Dealer will deliver to Counterparty, on the relevant Settlement Date for each such Option, a number of Shares (the “Net Share Settlement Amount”) equal to the sum, for each Valid Day during the Settlement Averaging Period for each such Option, of (i) (a) the Daily Option Value for such Valid Day, divided by (b) the Relevant Price on such Valid Day, divided by (ii) the number of Valid Days in the Settlement Averaging Period. Dealer will pay cash in lieu of delivering any fractional Shares to be delivered with respect to any Net Share Settlement Amount valued at the Relevant Price for the last Valid Day of the Settlement Averaging Period.

Combination Settlement:	If Combination Settlement is applicable to any Option exercised or deemed exercised hereunder, Dealer will pay or deliver, as the case may be, to Counterparty, on the relevant Settlement Date for each such Option:

(i)	cash (the “Combination Settlement Cash Amount”) equal to the sum, for each Valid Day during the Settlement Averaging Period for such Option, of (A) an amount (the “Daily Combination Settlement Cash Amount”) equal to the lesser of (1) the product of (x) the Applicable Percentage and (y) the Specified Cash Amount minus USD 1,000 and (2) the Daily Option Value, divided by (B) the number of Valid Days in the Settlement Averaging Period; provided that if the calculation in clause (A) above results in zero or a negative number for any Valid Day, the Daily Combination Settlement Cash Amount for such Valid Day shall be deemed to be zero; and

(ii)

Shares (the “Combination Settlement Share Amount”) equal to the sum, for each Valid Day during the Settlement Averaging Period for such Option, of a number of Shares for such Valid Day (the “Daily Combination Settlement Share Amount”) equal to (A) (1) the Daily Option Value on such Valid Day minus the Daily Combination Settlement Cash Amount for such Valid Day, divided by (2) the Relevant Price on such Valid Day, divided by (B) the number of Valid Days in the Settlement Averaging Period; provided that if the calculation in sub-clause (A)(1) above results in zero or a negative number for any Valid Day, the Daily Combination Settlement Share Amount for such Valid Day shall be deemed to be zero.

Dealer will pay cash in lieu of delivering any fractional Shares to be delivered with respect to any Combination Settlement Share Amount valued at the Relevant Price for the last Valid Day of the Settlement Averaging Period.

Cash Settlement:	If Cash Settlement is applicable to any Option exercised or deemed exercised hereunder, in lieu of Section 8.1 of the Equity Definitions, Dealer will pay to Counterparty, on the relevant Settlement Date for each such Option, an amount of cash (the “Cash Settlement Amount”) equal to the sum, for each Valid Day during the Settlement Averaging Period for such Option, of (i) the Daily Option Value for such Valid Day, divided by (ii) the number of Valid Days in the Settlement Averaging Period.

Daily Option Value:	For any Valid Day, an amount equal to (i) the Option Entitlement on such Valid Day, multiplied by (ii) (A) the lesser of the Relevant Price on such Valid Day and the Cap Price, less (B) the Strike Price on such Valid Day; provided that if the calculation contained in clause (ii) above results in a negative number, the Daily Option Value for such Valid Day shall be deemed to be zero. In no event will the Daily Option Value be less than zero.

Valid Day:	A day on which (i) there is no Market Disruption Event and (ii) trading in the Shares generally occurs on the Exchange or, if the Shares are not then listed on the Exchange, on the principal other United States national or regional securities exchange on which the Shares are then listed or, if the Shares are not then listed on a United States national or regional securities exchange, on the principal other market on which the Shares are then listed or admitted for trading. If the Shares are not so listed or admitted for trading, “Valid Day” means a Business Day.

Scheduled Valid Day:	A day that is scheduled to be a Valid Day on the principal U.S. national or regional securities exchange or market on which the Shares are listed or admitted for trading. If the Shares are not so listed or admitted for trading, “Scheduled Valid Day” means a Business Day.

Business Day:	Any day other than a Saturday, a Sunday or a day on which the Federal Reserve Bank of New York is authorized or required by law or executive order to close or be closed.

Relevant Price:	On any Valid Day, the per Share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page FRMI <equity> AQR (or its equivalent successor if such page is not available) in respect of the period from the scheduled opening time of the Exchange to the Scheduled Closing Time of the Exchange on such Valid Day (or if such volume-weighted average price is unavailable at such time, the market value of one Share on such Valid Day, as determined by the Calculation Agent in a good faith commercially reasonable manner using, if practicable, a volume-weighted average method). The Relevant Price will be determined without regard to after-hours trading or any other trading outside of the regular trading session trading hours.

Settlement Averaging Period:	For any Option and regardless of the Settlement Method applicable to such Option, the 30 consecutive Valid Days commencing on, and including, the 31st Scheduled Valid Day immediately prior to the Expiration Date.

Settlement Date:	For any Option, the second Business Day immediately following the final Valid Day of the Settlement Averaging Period for such Option.

Settlement Currency:	USD

Other Applicable Provisions:	The provisions of Sections 9.1(c), 9.8, 9.9 and 9.11 of the Equity Definitions will be applicable, except that all references in such provisions to “Physically-settled” shall be read as references to “Share Settled”. “Share Settled” in relation to any Option means that Net Share Settlement or Combination Settlement is applicable to that Option.

Representation and Agreement:	Notwithstanding anything to the contrary in the Equity Definitions (including, but not limited to, Section 9.11 thereof), the parties acknowledge that (i) any Shares delivered to Counterparty shall be, upon delivery, subject to restrictions and limitations arising from Counterparty’s status as issuer of the Shares under applicable securities laws (including, without limitation, Shares that are “restricted securities” (as defined in Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”))) and (ii) if Dealer is not, after using commercially reasonable efforts, able to deliver any Shares through the Clearance System, Dealer may deliver any Shares required to be delivered hereunder in certificated form in lieu of delivery through the Clearance System.

3. Additional Terms applicable to the Transaction.

Adjustments applicable to the Transaction:

Potential Adjustment Events:	Notwithstanding Section 11.2(e) of the Equity Definitions, a “Potential Adjustment Event” means an occurrence of any event or condition, as set forth in any Dilution Adjustment Provision, that would result in an adjustment pursuant to the Indenture to the “Conversion Rate” or the composition of a “unit of Reference Property” or to any “Last Reported Sale Price”, “Daily VWAP,” “Daily Conversion Value” or “Daily Settlement Amount” (each as defined in the Indenture). For the avoidance of doubt, Dealer shall not have any delivery or payment obligation hereunder, and no adjustment shall be made to the terms of the Transaction, on account of (x) any distribution of cash, property or securities by Counterparty to holders of the Convertible Notes (upon conversion or otherwise) or (y) any other transaction in which holders of the Convertible Notes are entitled to participate, in each case, in lieu of an adjustment under the Indenture of the type referred to in the immediately preceding sentence (including, without limitation, pursuant to the [third] sentence of the second paragraph of [Section 14.04(c)][11] of the Indenture or the [third] sentence of the second paragraph of [Section 14.04(d)][12] of the Indenture).

Method of Adjustment:	Calculation Agent Adjustment, which means that, notwithstanding Section 11.2(c) of the Equity Definitions, upon any Potential Adjustment Event, the Calculation Agent, acting in good faith and in a commercially reasonable manner, shall make a corresponding adjustment to the adjustment under the Indenture to any one or more of the Strike Price, Number of Options, Option Entitlement and any other variable relevant to the exercise, settlement or payment for the Transaction. Notwithstanding the foregoing and “Consequences of Merger Events / Tender Offers” below:

(i) if the Calculation Agent in good faith disagrees with any adjustment to the Convertible Notes that involves an exercise of discretion by Counterparty or its board of directors (including, without limitation, pursuant to [Section 14.05][13] of the Indenture, [Section 14.07][14] of the Indenture or any supplemental indenture entered into thereunder or the determination of the fair value of any securities, property, rights or other assets), then in each such case, the Calculation Agent will determine the adjustment to be made to any one or more of the Strike Price, Number of Options, Option Entitlement and any other variable relevant to the exercise, settlement or payment for the Transaction in a commercially reasonable manner taking into account the methodology set forth in the relevant provisions of the Indenture; provided that, (i) in no event shall the Cap Price be less than the Strike Price and (ii) notwithstanding the foregoing, if any Potential Adjustment Event occurs during the Settlement Averaging Period but no adjustment was made to any Convertible Note under the Indenture because the relevant Holder (as such term is defined in the Indenture) was deemed to be a record owner of the underlying Shares on the related Conversion Date, then the Calculation Agent may, consistent with the methodology set forth in the Indenture as determined by it, make a commercially reasonable adjustment to the terms hereof in order to account for such Potential Adjustment Event.

[11]	Include cross-reference to section of the Indenture providing for an adjustment to the Conversion Rate in connection with distributions of Distributed Property.
[12]	Include references to provisions of the Indenture providing for pass through of cash or distributed property in lieu of conversion rate adjustments.
[13]	Include cross-reference to specific paragraph of the section of the Indenture providing for adjustments where a Conversion Rate adjustment occurs during a period over which VWAP, conversion value, settlement amount or closing price is calculated.
[14]	Include cross-reference to the section of the Indenture describing consequences of Share Exchange Events.

	(ii)	in connection with any Potential Adjustment Event as a result of an event or condition set forth in [Section 14.04(b)][15] of the Indenture or [Section 14.04(c)] of the Indenture where, in either case, the period for determining “Y” (as such term is used in [Section 14.04(b)] of the Indenture) or “SPO” (as such term is used in [Section 14.04(c)] of the Indenture), as the case may be, begins before Counterparty has publicly announced the event or condition giving rise to such Potential Adjustment Event, then the Calculation Agent shall, in good faith and in a commercially reasonable manner, have the right to adjust any variable relevant to the exercise, settlement or payment for the Transaction as appropriate to reflect the costs (including, but not limited to, hedging mismatches and market losses) and commercially reasonable out-of-pocket expenses incurred by Dealer in connection with its hedging activities, as a result of such event or condition not having been publicly announced prior to the beginning of such period; and

	(iii)	if any Potential Adjustment Event is declared and (a) the event or condition giving rise to such Potential Adjustment Event is subsequently amended, modified, cancelled or abandoned, (b) the “Conversion Rate” (as defined in the Indenture) is otherwise not adjusted at the time or in the manner contemplated by the relevant Dilution Adjustment Provision based on such declaration or (c) the “Conversion Rate” (as defined in the Indenture) is adjusted as a result of such Potential Adjustment Event and subsequently re-adjusted (each of clauses (a), (b) and (c), a “Potential Adjustment Event Change”) then, in each case, the Calculation Agent shall, in good faith and in a commercially reasonable manner, have the right to adjust any variable relevant to the exercise, settlement or payment for the Transaction as appropriate to reflect the costs (including, but not limited to, hedging mismatches and market losses) and commercially reasonable out-of-pocket expenses incurred by Dealer in connection with its hedging activities.

Dilution Adjustment Provisions	[Sections 14.04(a), (b), (c), (d) and (e) and Section 14.05][16] of the Indenture.

[15]	Include cross-reference to section of the Indenture providing for an adjustment to the Conversion Rate in connection with a below-market rights, options or warrants offering.
[16]	Include cross-reference to specific paragraph of the section of the Indenture providing for adjustments where a Conversion Rate adjustment occurs during a period over which VWAP, conversion value, settlement amount or closing price is calculated.

Extraordinary Events applicable to the Transaction:

Merger Events:	Applicable; provided that notwithstanding Section 12.1(b) of the Equity Definitions, a “Merger Event” means the occurrence of any event or condition set forth in the definition of “Share Exchange Event” in [Section 14.07(a)] of the Indenture.

Tender Offers:	Applicable; provided that notwithstanding Section 12.1(d) of the Equity Definitions, a “Tender Offer” means the occurrence of any event or condition set forth in [Section 14.04(e)][17] of the Indenture.

Consequences of Merger Events and Tender Offers:	Notwithstanding Section 12.2 and Section 12.3 of the Equity Definitions, upon the occurrence of a Merger Event or a Tender Offer, that is required under the terms of the Indenture to result in an adjustment to the terms of the Convertible Notes, the Calculation Agent, acting in good faith and in a commercially reasonable manner, shall make a corresponding adjustment in respect of any adjustment under the Indenture to any one or more of the nature of the Shares (in the case of a Merger Event), Strike Price, Number of Options, Option Entitlement and any other variable relevant to the exercise, settlement or payment for the Transaction, to the extent an analogous adjustment is required under [Section 14.07][18] of the Indenture in respect of such Merger Event, as determined in good faith and in a commercially reasonable manner by the Calculation Agent by reference to such Section, subject to the second paragraph under “Method of Adjustment”; provided that, such adjustment shall be made without regard to any adjustment to the Conversion Rate pursuant to any Excluded Provision; provided further that if with respect to any Merger Event or any Tender Offer, (i) (A) the consideration for the Shares includes (or, at the option of a holder of Shares, may include) shares of an entity or person that is not a corporation or is not organized under the laws of the United States, any State thereof or the District of Columbia or (B) the Counterparty to the Transaction following such Merger Event or Tender Offer will not be a corporation organized under the laws of the United States, any State thereof or the District of Columbia or not be the Issuer, Dealer may elect in its commercially reasonable discretion that Cancellation and Payment shall apply. For the avoidance of doubt, adjustments shall be made pursuant to the provisions set forth above regardless of whether any Merger Event or Tender Offer results in a Conversion Date occurring prior to the Free Convertibility Date (any such conversion, an “Early Conversion”).

[17]	Include cross-reference to specific paragraph of the section of the Indenture providing for adjustments for issuer tender offers.
[18]	Include cross-reference to the section of the Indenture describing consequences of Share Exchange Events.

Notice of Merger Consideration:	Upon the occurrence of a Merger Event, Counterparty shall reasonably promptly (but in any event prior to consummation of such Merger Event) notify the Calculation Agent of, in the case of a Merger Event that causes the Shares to be converted into the right to receive more than a single type of consideration (determined based in part upon any form of stockholder election), the weighted average of the types and amounts of consideration actually received by holders of Shares upon consummation of such Merger Event.

Consequences of Announcement Events:	Modified Calculation Agent Adjustment as set forth in Section 12.3(d) of the Equity Definitions; provided that, in respect of an Announcement Event, (x) references to “Tender Offer” shall be replaced by references to “Announcement Event” and references to “Tender Offer Date” shall be replaced by references to “date of such Announcement Event”, (y) the phrase “exercise, settlement, payment or any other terms of the Transaction (including, without limitation, the spread)” shall be replaced with the phrase “Cap Price (provided that in no event shall the Cap Price be less than the Strike Price)” and the words “whether within a commercially reasonable (as determined by the Calculation Agent) period of time prior to or after the Announcement Event” shall be inserted prior to the word “which” in the seventh line, and (z) for the avoidance of doubt, the Calculation Agent shall determine whether the relevant Announcement Event has had a material economic effect on the Transaction (and, if so, may adjust the Cap Price accordingly in a commercially reasonable manner provided that such adjustment may be made to account solely for changes in volatility, expected dividends, stock loan rate or liquidity relevant to the Shares or to such Transaction) on one or more occasions on or after the date of the Announcement Event up to, and including, the Expiration Date, any Early Termination Date, any date of cancellation and/or any other date with respect to which the Announcement Event is cancelled, withdrawn, discontinued or otherwise terminated, as applicable, it being understood that any adjustment in respect of an Announcement Event shall take into account any earlier adjustment relating to the same Announcement Event and shall not be duplicative with any other adjustment or cancellation valuation made pursuant to this Confirmation, the Equity Definitions or the Agreement; provided that, in no event shall the Cap Price be less than the Strike Price. An Announcement Event shall be an “Extraordinary Event” for purposes of the Equity Definitions, to which Article 12 of the Equity Definitions is applicable.

Announcement Event:	(i)	The public announcement by (w) Issuer, any subsidiary, affiliate, agent or representative of Issuer, or any Valid Third-Party Entity (any such person or entity, a “Relevant Party”) of any transaction or event that is reasonably likely to be completed (as determined by the Calculation Agent which may take into account the effect of such announcement on the market for the Shares and/or options on the Shares) and, if completed, would constitute a Merger Event or Tender Offer, (x) any Relevant Party of any potential acquisition or disposition by Issuer and/or its subsidiaries where the aggregate consideration exceeds 40% of the market capitalization of Issuer as of the date of such announcement (an “Acquisition Transaction”), (y) any Relevant Party of the intention to enter into a Merger Event or Tender Offer or (z) any Relevant Party of the intention to enter into an Acquisition Transaction, (ii) the public announcement by Issuer or any subsidiary or affiliate of Issuer of an intention to solicit or enter into, or to explore strategic alternatives or other similar undertaking that may include, a Merger Event or Tender Offer or an Acquisition Transaction or (iii) any subsequent public announcement by a Relevant Party of a change to a transaction or intention that is the subject of an announcement of the type described in clause (i) or (ii) of this sentence (including, without limitation, a new announcement, whether or not by such party, relating to such a transaction or intention or the announcement of a withdrawal from, or the abandonment or discontinuation of, such a transaction or intention), as determined by the Calculation Agent in its commercially reasonable judgment. For the avoidance of doubt, the occurrence of an Announcement Event with respect to any transaction or intention shall not preclude the occurrence of a later Announcement Event with respect to such transaction or intention. For purposes of this definition of “Announcement Event,” “Merger Event” and “Tender Offer” shall each have the meanings assigned to such term in the Equity Definitions; provided that (i) the remainder of the definition of “Merger Event” in Section 12.1(b) of the Equity Definitions following the definition of “Reverse Merger” therein shall be disregarded and (ii) provided that Section 12.1(d) of the Equity Definitions is hereby amended by replacing “10%” with “20%” in the third line thereof.

Valid Third-Party Entity:	In respect of any potential transaction, any third party (or any subsidiary, affiliate, agent or representative of such third party) that the Calculation Agent determines has a bona fide intent to enter into or consummate such transaction (it being understood and agreed that in determining whether such third party has such a bona fide intent, the Calculation Agent may take into consideration the effect of the relevant announcement by such third party on the Shares and/or options relating to the Shares).

Nationalization, Insolvency or Delisting:	Cancellation and Payment; provided that, in addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it will also constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors); if the Shares are immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, The NASDAQ Global Select Market, The NASDAQ Capital Market or The NASDAQ Global Market (or their respective successors), such exchange or quotation system shall thereafter be deemed to be the Exchange.

Additional Termination Event(s):	Notwithstanding anything to the contrary in the Equity Definitions, if, as a result of an Extraordinary Event, the Transaction would be cancelled or terminated (whether in whole or in part) pursuant to Article 12 of the Equity Definitions, an Additional Termination Event (with the Transaction (or the cancelled or terminated portion thereof) being the Affected Transaction and Counterparty being the sole Affected Party) shall be deemed to occur, and, in lieu of Sections 12.7, 12.8 and 12.9 of the Equity Definitions, Section 6 of the Agreement shall apply to such Affected Transaction.

Determining Party:	For all applicable Extraordinary Events, Dealer; provided that, any determinations or calculations by the Determining Party or the Non-affected Party, as applicable, shall be made in good faith and in a commercially reasonable manner; provided further that, following any determination or calculation by such party hereunder, upon a written request by Counterparty, such party will, upon written notice from Counterparty, provide a statement displaying in reasonable detail the basis for such determination or calculation, as the case may be (including any quotations, market data or information from internal or external sources, and any assumptions used in making such determination or calculation, it being understood that such party shall not be obligated to disclose proprietary models or other information that may be proprietary or subject to contractual, legal or regulatory obligations to not disclose) and shall use commercially reasonable efforts to provide such written explanation within five (5) Exchange Business Days from the receipt of such request.

Additional Disruption Events:

Change in Law:	Applicable; provided that Section 12.9(a)(ii) of the Equity Definitions is hereby amended by (i) replacing the phrase “the interpretation” in the third line thereof with the phrase “, or public announcement of, the formal or informal interpretation”, (ii) replacing the word “Shares” with the phrase “Hedge Positions” in clause (X) thereof and (iii) replacing the parenthetical beginning after the word “regulation” in the second line thereof with the words “(including, for the avoidance of doubt and without limitation, (x) any tax law or (y) adoption or promulgation of new regulations authorized or mandated by existing statute)”.

Failure to Deliver:	Applicable

Insolvency Filing:	Applicable

Hedging Disruption:	Applicable; provided that:

(i)	Section 12.9(a)(v) of the Equity Definitions is hereby amended by (a) inserting the following words at the end of clause (A) thereof: “in the manner contemplated by the Hedging Party on the Trade Date” and (b) inserting the following two phrases at the end of such Section:

“For the avoidance of doubt, the term “equity price risk” shall be deemed to include, but shall not be limited to, stock price and volatility risk. And, for the further avoidance of doubt, any such transactions or assets referred to in phrases (A) or (B) above must be available on commercially reasonable pricing terms.”; and

(ii)	Section 12.9(b)(iii) of the Equity Definitions is hereby amended by inserting in the third line thereof, after the words “to terminate the Transaction”, the words “or a portion of the Transaction affected by such Hedging Disruption”.

Increased Cost of Hedging:	Not Applicable

Hedging Party:	For all applicable Additional Disruption Events, Dealer.

Non-Reliance:	Applicable

Agreements and Acknowledgements Regarding Hedging Activities:	Applicable

Additional Acknowledgements:	Applicable

4. Calculation Agent.	Dealer, whose judgments, determinations and calculations shall be made in good faith and in a commercially reasonable manner; provided that, following the occurrence and during the continuance of an Event of Default of the type described in Section 5(a)(vii) of the Agreement with respect to which Dealer is the sole Defaulting Party, Counterparty shall have the right to designate a nationally recognized third-party dealer in over-the-counter corporate equity derivatives to act as the Calculation Agent and the parties shall work in good faith to execute any appropriate documentation required by such replacement Calculation Agent. Following any determination or calculation by the Calculation Agent hereunder, upon a request by Counterparty, the Calculation Agent will, upon written notice from Counterparty, provide a statement (in a commonly used file format for the storage and manipulation of financial data) displaying in reasonable detail the basis for such determination or calculation, as the case may be (including any quotations, market data or information from internal or external sources, and any assumptions used in making such determination or calculation, it being understood that the Calculation Agent shall not be required to disclose proprietary models or other information that may be proprietary or subject to contractual, legal or regulatory obligations to not disclose) and shall use commercially reasonable efforts to provide such written explanation within five (5) Exchange Business Days from the receipt of such request.

5. Account Details.

(a)	Account for payments to Counterparty:

To be provided.

Account for delivery of Shares to Counterparty:

To be provided.

(b)	Account for payments to Dealer:

[Dealer to provide].[19]

Account for delivery of Shares from Dealer:

To be provided.

6. Offices.

(a)	The Office of Counterparty for the Transaction is: Inapplicable, Counterparty is not a Multibranch Party.

(b)	The Office of Dealer for the Transaction is: [ ]

7. Notices.

(a)	Address for notices or communications to Counterparty:

620 S. Taylor Street, Suite 301
Amarillo, TX 79101

(b)	Address for notices or communications to Dealer:[20]

[_________]
[_________]
[_________]
[_________]

With a copy (which shall not constitute notice):
Gibson, Dunn & Crutcher LLP
200 Park Avenue, New York, NY 10166-4683

8. Representations and Warranties of Counterparty.

Counterparty hereby represents and warrants to Dealer on the date hereof and on and as of the Premium Payment Date that:

(a)	Counterparty is duly organized and validly existing under the laws of the jurisdiction of its organization or incorporation and in good standing. Counterparty has all necessary corporate power and authority to execute, deliver and perform its obligations in respect of the Transaction; such execution, delivery and performance have been duly authorized by all necessary corporate action on Counterparty’s part; and this Confirmation has been duly and validly executed and delivered by Counterparty and constitutes its valid and binding obligation, enforceable against Counterparty in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity) and except that rights to indemnification and contribution hereunder may be limited by federal or state securities laws or public policy relating thereto.

[19]	Dealer to provide payment details.
[20]	Dealer to confirm notice details.

(b)	Neither the execution and delivery of this Confirmation nor the incurrence or performance of obligations of Counterparty hereunder will conflict with or result in a breach of the certificate of incorporation or by-laws (or any equivalent documents) of Counterparty, or any applicable law or regulation, or any order, writ, injunction or decree of any court or governmental authority or agency, or any material agreement or instrument to which Counterparty or any of its subsidiaries is a party or by which Counterparty or any of its subsidiaries is bound, or constitute a default under, or result in the creation of any lien under, any such agreement or instrument.

(c)	No consent, approval, authorization, or order of, or filing with, any governmental agency or body or any court is required in connection with the execution, delivery or performance by Counterparty of this Confirmation, except such as have been obtained or made and such as may be required under the Securities Act or state securities laws.

(d)	Counterparty is not and, after consummation of the transactions contemplated hereby, will not be required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

(e)	Without limiting the generality of Section 3(a)(iii) of the Agreement, the Transaction will not violate Rule 13e-1 or Rule 13e-4 under the Exchange Act.

(f)	On or prior to the Trade Date, Counterparty shall deliver to Dealer a resolution of Counterparty’s board of directors authorizing the Transaction and approving the Transaction and any related hedging activity.

(g)	Counterparty is an “eligible contract participant” (as such term is defined in Section 1a(18) of the Commodity Exchange Act, as amended, other than a person that is an eligible contract participant under Section 1a(18)(C) of the Commodity Exchange Act).

(h)	Counterparty is not, on the date hereof, in possession of any material non-public information with respect to Counterparty or the Shares.

(i)	To Counterparty’s actual knowledge, no state or local (including any non-U.S. jurisdiction’s) law, rule, regulation or regulatory order applicable to the Shares would give rise to any reporting, consent, registration or other requirement (including without limitation a requirement to obtain prior approval from any person or entity) as a result of Dealer or its affiliates owning or holding (however defined) Shares, in each case, other than U.S. federal securities laws generally applicable to transactions relating to common equity securities of U.S. domestic issuers listed on the Exchange; provided that Counterparty makes no representation or warranty regarding any such requirement that is applicable generally to the ownership of equity securities by Dealer or any of its affiliates solely as a result of it or any of such affiliates being financial institutions or broker-dealers.

(j)	As of immediately after the Trade Date and the Premium Payment Date, (A) the value of the total assets of Counterparty is greater than the sum of the total liabilities (including contingent liabilities) and the capital of Counterparty as they mature and become absolute, (B) the capital of Counterparty is adequate to conduct the business of Counterparty as described in the Offering Memorandum, (C) Counterparty has the ability to pay its debts and obligations as such debts mature and does not intend to, and does not believe that it will, incur debt beyond its ability to pay as such debts mature, (D) Counterparty will be able to continue as a going concern; (E) Counterparty is not, and will not be, “insolvent” (as such term is defined under Section 101(32) of the U.S. Bankruptcy Code (Title 11 of the United States Code) (the “Bankruptcy Code”)) and (F) Counterparty would be able to purchase the Number of Shares with respect to the Transaction in compliance with the laws of the jurisdiction of Counterparty’s incorporation.

(k)	On the Trade Date, neither Counterparty nor any “affiliate” or “affiliated purchaser” (each as defined in Rule 10b-18 of the Exchange Act) shall directly or indirectly (including, without limitation, by means of any cash-settled or other derivative instrument) purchase, offer to purchase, place any bid or limit order that would effect a purchase of, or commence any tender offer relating to, any Shares (or an equivalent interest, including a unit of beneficial interest in a trust or limited partnership or a depository share) or any security convertible into or exchangeable or exercisable for Shares, except through Dealer.

(l)	Without limiting the generality of Section 13.1 of the Equity Definitions, Counterparty acknowledges that neither Dealer nor any of its affiliates is making any representations or warranties or taking any position or expressing any view with respect to the treatment of the Transaction under any accounting standards including ASC Topic 260, Earnings Per Share, ASC Topic 815, Derivatives and Hedging, or ASC Topic 480, Distinguishing Liabilities from Equity and ASC 815-40, Derivatives and Hedging – Contracts in Entity’s Own Equity (or any successor issue statements).

(m)	Counterparty (A) is capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities; (B) will exercise independent judgment in evaluating the recommendations of any broker-dealer or its associated persons, unless it has otherwise notified the broker-dealer in writing; and (C) has total assets of at least USD 50 million as of the date hereof.

9. Other Provisions.

(a)	Opinions. Counterparty shall deliver to Dealer an opinion of counsel, dated as of the Premium Payment Date, with respect to the matters set forth in Sections 8(a) through (d) of this Confirmation; provided that any such opinion of counsel may contain customary exceptions and qualifications including, without limitation, exceptions and qualifications relating to indemnification provisions. Delivery of such opinion to Dealer shall be a condition precedent for the purpose of Section 2(a)(iii) of the Agreement with respect to each obligation of Dealer under Section 2(a)(i) of the Agreement.

(b)	Repurchase Notices. Counterparty shall, at least one Scheduled Trading Day prior to any day on which Counterparty intends to effect any repurchase of Shares, promptly give Dealer a written notice of such repurchase (a “Repurchase Notice”) on such day if following such repurchase, the Notice Percentage would reasonably be expected to be (i) greater than [ ][21]% and (ii) greater by 0.5% than the Notice Percentage included in the immediately preceding Repurchase Notice (or, in the case of the first such Repurchase Notice, greater than the Notice Percentage as of the date hereof) provided that Counterparty may provide Dealer advance notice on or prior to any such day, which may include the maximum number of Shares that may be repurchased under a repurchase program entered into in reliance or Rule 10b5-1(c) and the approximate period in which such purchases may occur, to the extent it expects that repurchases effected on such day may result in an obligation to deliver a Repurchase Notice (and in such case, any such advance notice shall be deemed a Repurchase Notice to the maximum extent of repurchases set forth in such advance notice as if Counterparty had executed such repurchases). For the avoidance of doubt, any “net settlement” of equity by the Counterparty for the benefit of service providers to the Counterparty for the purpose of paying withholding taxes shall not be deemed to be a repurchase of Shares. The “Notice Percentage” as of any day is the fraction, expressed as a percentage, the numerator of which is the Number of Shares plus the number of Shares underlying any other convertible bond hedge transactions or similar call options sold by Dealer to Counterparty and the denominator of which is the number of Shares outstanding on such day. Counterparty agrees to indemnify and hold harmless Dealer and its affiliates and their respective officers, directors, employees, affiliates, advisors, agents and controlling persons (each, an “Indemnified Person”) from and against any and all losses (including losses relating to Dealer’s commercially reasonable hedging activities as a consequence of becoming, or of the risk of becoming, a Section 16 “insider”, including without limitation, any forbearance from hedging activities or cessation of hedging activities and any losses in connection therewith with respect to the Transaction), claims, damages, judgments, liabilities and reasonable documented out of pocket expenses (including reasonable attorney’s fees), joint or several, which an Indemnified Person may become subject to, in each case, as a result of Counterparty’s failure to provide Dealer with a Repurchase Notice on the day and in the manner specified in this paragraph, and to reimburse each of such Indemnified Persons for any reasonable documented out of pocket legal or other reasonable expenses incurred in connection with investigating, preparing for, providing testimony or other evidence in connection with or defending any of the foregoing. If any suit, action, proceeding (including any governmental or regulatory investigation), claim or demand shall be brought or asserted against the Indemnified Person as a result of Counterparty’s failure to provide Dealer with a Repurchase Notice in accordance with this paragraph, such Indemnified Person shall promptly notify Counterparty in writing, and Counterparty, upon request of the Indemnified Person, shall retain counsel reasonably satisfactory to the Indemnified Person to represent the Indemnified Person and any others Counterparty may designate in such proceeding and shall pay the reasonable fees and reasonable expenses of such counsel related to such proceeding. Counterparty shall not have liability for any settlement of any such proceeding contemplated by this paragraph that is effected without its written consent (not to be unreasonably withheld), but if settled with such consent or if there be a final judgment for the plaintiff, Counterparty agrees to indemnify any Indemnified Person from and against any loss or liability by reason of such settlement or judgment. Counterparty shall not, without the prior written consent of the Indemnified Person, effect any settlement of any such proceeding that is pending or threatened in respect of which any Indemnified Person is or could have been a party and indemnity could have been sought hereunder by such Indemnified Person, unless such settlement includes an unconditional release of such Indemnified Person from all liability on claims that are the subject matter of such proceeding on terms reasonably satisfactory to such Indemnified Person. If the indemnification provided for in this paragraph is unavailable to an Indemnified Person or insufficient in respect of any losses, claims, damages or liabilities referred to therein, then Counterparty hereunder, in lieu of indemnifying such Indemnified Person thereunder, shall contribute to the amount paid or payable by such Indemnified Person as a result of such losses, claims, damages or liabilities. The remedies provided for in this paragraph (b) are not exclusive and shall not limit any rights or remedies which may otherwise be available to any Indemnified Person at law or in equity. Counterparty will not be liable under this indemnity provision to the extent any loss, claim, damage, liability or expense is found in a final and non-appealable judgment by a court of competent jurisdiction to have resulted from Dealer’s gross negligence or willful misconduct. The indemnity and contribution agreements contained in this paragraph shall remain operative and in full force and effect regardless of the termination of the Transaction.

[21]	To be the Notice Percentage (including the shoe) plus 0.5%. To be based on Dealer with highest Applicable Percentage.

(c)	Regulation M. Counterparty represents that (A) the Shares or securities that are convertible into, or exchangeable or exercisable for Shares, are not, and shall not be, subject to a “restricted period,” as such term is defined in Regulation M under the Exchange Act (“Regulation M”), and (B) Counterparty is not engaged in any “distribution,” as such term is defined in Regulation M, other than a distribution meeting the requirements of the exceptions set forth in Rule 101(b)(10) and Rule 102(b)(7) or Rule 102(c)(1)(i) of Regulation M. Counterparty shall not, until the second Exchange Business Day immediately following the Trade Date, engage in any such distribution.

(d)	No Manipulation. Counterparty is not entering into the Transaction to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for the Shares) or to raise or depress or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable for the Shares) or otherwise in violation of the Exchange Act.

(e)	Transfer or Assignment.

(i)	Counterparty shall have the right to transfer or assign its rights and obligations hereunder with respect to all, but not less than all, of the Options hereunder (such Options, the “Transfer Options”); provided that such transfer or assignment shall be subject to reasonable conditions that Dealer may impose, including but not limited, to the following conditions:

(A)	With respect to any Transfer Options, Counterparty or the Issuer, as applicable, shall not be released from its notice and indemnification obligations pursuant to Section 9(b) or any obligations under Section 9(o) or 9(u) of this Confirmation;

(B)	Any Transfer Options shall only be transferred or assigned to a third party that is a “United States person” (as defined in Section 7701(a)(30) of the Internal Revenue Code of 1986, as amended (the “Code”));

(C)	Such transfer or assignment shall be effected on terms, including any reasonable undertakings by such third party (including, but not limited to, an undertaking with respect to compliance with applicable securities laws in a manner that, in the reasonable judgment of Dealer, will not expose Dealer to material risks under applicable securities laws) and execution of any documentation and delivery of legal opinions with respect to securities laws and other matters by such third party and Counterparty, as are requested and reasonably satisfactory to Dealer;

(D)	Dealer will not, as a result of such transfer or assignment, be required to pay the transferee on any payment date an amount under Section 2(d)(i)(4) of the Agreement greater than an amount that Dealer would have been required to pay to Counterparty in the absence of such transfer and assignment (except to the extent that such greater amount is due to a Change in Tax Law after the date of such transfer or assignment), and Dealer will not, as a result of such transfer or assignment, receive from the transferee or assignee on any payment date an amount under Section 2(d)(i)(4) of the Agreement that is less than the amount that Dealer would have received from Counterparty in the absence of such transfer or assignment (except to the extent that such lesser amount is due to a Change in Tax Law after the date of such transfer or assignment);

(E)	An Event of Default, Potential Event of Default or Termination Event will not occur as a result of such transfer and assignment;

(F)	Without limiting the generality of clause (B), Counterparty shall cause the transferee to provide a complete and duly executed United States Internal Revenue Service Form W-9 (or successor form) and make such Payee Tax Representations as may be reasonably requested by Dealer to permit Dealer to determine that results described in clause (D) will not occur upon or after such transfer and assignment; and

(G)	Counterparty shall be responsible for all reasonable costs and expenses, including reasonable counsel fees, incurred by Dealer in connection with such transfer or assignment.

(ii)	Dealer may, without Counterparty’s consent, transfer or assign all or any part of its rights or obligations under the Transaction (A) to any affiliate or branch of Dealer whose obligations hereunder will be guaranteed, pursuant to the terms of a customary guarantee in a form used by Dealer generally for similar transactions, by Dealer [or Dealer Parent], or (B) to any other wholly owned direct or indirect subsidiary or branch of [Dealer][Dealer Parent] with a long-term issuer rating equal to or better than the greater of (1) the credit rating of Dealer at the time of the transfer and (2) AA- by Standard and Poor’s Rating Group, Inc. or its successor (“S&P”), or A3 by Moody’s Investor Service, Inc. (“Moody’s”) or, if either S&P or Moody’s ceases to rate such debt, at least an equivalent rating or better by a substitute rating agency mutually agreed by Counterparty and Dealer; provided that, under the applicable law effective on the date of such assignment, (1) Counterparty will not, as a result of such transfer or assignment, be required to pay the transferee or assignee on any payment date an amount under Section 2(d)(i)(4) of the Agreement greater than the amount that Counterparty would have been required to pay to Dealer in the absence of such transfer or assignment (except to the extent that such greater amount is due to a Change in Tax Law after the date of such transfer or assignment); (2) Counterparty will not, as a result of such transfer or assignment, receive from the transferee or assignee on any payment date an amount under Section 2(d)(i)(4) of the Agreement that is less than the amount that Counterparty would have received from Dealer in the absence of such transfer or assignment (except to the extent that such lesser amount is due to a Change in Tax Law after the date of such transfer or assignment); and (3) Dealer shall cause the transferee or assignee to make such Payee Tax Representations and to provide such tax documentation as may reasonably be requested by Counterparty to determine that the results described in clauses (1) and (2) above will not occur upon or after such transfer and assignment. If at any time at which (A) the Section 16 Percentage exceeds 8.0% or (B) the Share Amount exceeds the Applicable Share Limit (if any applies) (any such condition described in clauses (A) or (B), an “Excess Ownership Position”), Dealer is unable after using its commercially reasonable efforts to effect a transfer or assignment of Options to a third party on pricing terms reasonably acceptable to Dealer and within a time period reasonably acceptable to Dealer such that no Excess Ownership Position exists, then Dealer may designate any Exchange Business Day as an Early Termination Date with respect to a portion of the Transaction (the “Terminated Portion”), such that following such partial termination no Excess Ownership Position exists (after taking into account commercially reasonable adjustments to Dealer’s Hedge Positions from such partial termination). In the event that Dealer so designates an Early Termination Date with respect to a portion of the Transaction, a payment shall be made pursuant to Section 6 of the Agreement as if (1) an Early Termination Date had been designated in respect of a Transaction having terms identical to the Transaction and a Number of Options equal to the number of Options underlying the Terminated Portion, (2) Counterparty were the sole Affected Party with respect to such partial termination and (3) the Terminated Portion were the sole Affected Transaction (and, for the avoidance of doubt, the provisions of Section 9(m) shall apply to any amount that is payable by Dealer to Counterparty pursuant to this sentence as if Counterparty was not the Affected Party). The “Section 16 Percentage” as of any day is the fraction, expressed as a percentage, (A) the numerator of which is the number of voting Shares that Dealer and any of its affiliates or any other person subject to aggregation with Dealer for purposes of the “beneficial ownership” test under Section 13 of the Exchange Act, or any “group” (within the meaning of Section 13 of the Exchange Act) of which Dealer is or may be deemed to be a part beneficially owns (within the meaning of Section 13 of the Exchange Act), without duplication, on such day (or, to the extent that for any reason the equivalent calculation under Section 16 of the Exchange Act and the rules and regulations thereunder results in a higher number, such higher number) and (B) the denominator of which is the number of Shares outstanding on such day. The “Share Amount” as of any day is the number of Shares that Dealer and any person whose ownership position would be aggregated with that of Dealer (Dealer or any such person, a “Dealer Person”) under any law, rule, regulation, regulatory order or organizational documents or contracts of Counterparty that are, in each case, applicable to ownership of Shares (“Applicable Restrictions”), owns, beneficially owns, constructively owns, controls, holds the power to vote or otherwise meets a relevant definition of ownership under any Applicable Restriction, as determined by Dealer in its reasonable discretion. The “Applicable Share Limit” means a number of Shares equal to (A) the minimum number of Shares that would give rise to reporting or registration obligations (except for any filing requirements on Form 13F, Schedule 13D or Schedule 13G under the Exchange Act, in each case, as in effect on the Trade Date) or other requirements (including obtaining prior approval from any person or entity) of a Dealer Person, or would result in an adverse effect on a Dealer Person, under any Applicable Restriction, as determined by Dealer in its reasonable discretion, minus (B) 1% of the number of Shares outstanding.

(iii)	Notwithstanding any other provision in this Confirmation to the contrary requiring or allowing Dealer to purchase, sell, receive or deliver any Shares or other securities, or make or receive any payment in cash, to or from Counterparty, Dealer may designate any of its affiliates to purchase, sell, receive or deliver such Shares or other securities, or to make or receive such payment in cash, and otherwise to perform Dealer’s obligations in respect of the Transaction and any such designee may assume such obligations. Dealer shall be discharged of its obligations to Counterparty solely to the extent of any such performance.

(f)	Staggered Settlement. If upon advice of counsel with respect to applicable legal and regulatory requirements, including any requirements relating to Dealer’s hedging activities hereunder, Dealer reasonably determines that it would not be practicable or advisable to deliver, or to acquire Shares to deliver, any or all of the Shares to be delivered by Dealer on any Settlement Date for the Transaction, Dealer may, by notice to Counterparty on or prior to any Settlement Date (a “Nominal Settlement Date”), elect to deliver the Shares on two or more dates (each, a “Staggered Settlement Date”) as follows:

(i)	in such notice, Dealer will specify to Counterparty the related Staggered Settlement Dates (each of which will be on or prior to such Nominal Settlement Date) and the number of Shares that it will deliver on each Staggered Settlement Date;

(ii)	the aggregate number of Shares that Dealer will deliver to Counterparty hereunder on all such Staggered Settlement Dates will equal the number of Shares that Dealer would otherwise be required to deliver on such Nominal Settlement Date; and

(iii)	if the Net Share Settlement terms or the Combination Settlement terms set forth above were to apply on the Nominal Settlement Date, then the Net Share Settlement terms or the Combination Settlement terms, as the case may be, will apply on each Staggered Settlement Date, except that the Shares otherwise deliverable on such Nominal Settlement Date will be allocated among such Staggered Settlement Dates as specified by Dealer in the notice referred to in clause (i) above.

(g)	Securities Act. Each of Dealer and Counterparty acknowledges that the offer and sale of the Transaction to it is intended to be exempt from registration under the Securities Act, by virtue of Section 4(a)(2) thereof. Accordingly, Counterparty represents and warrants to Dealer that (i) it has the financial ability to bear the economic risk of its investment in the Transaction and is able to bear a total loss of its investment and its investments in and liabilities in respect of the Transaction, which it understands are not readily marketable, are not disproportionate to its net worth, and it is able to bear any loss in connection with the Transaction, including the loss of its entire investment in the Transaction, (ii) it is an “accredited investor” as that term is defined in Regulation D as promulgated under the Securities Act, (iii) it is entering into the Transaction for its own account and without a view to the distribution or resale thereof, (iv) the assignment, transfer or other disposition of the Transaction has not been and will not be registered under the Securities Act and is restricted under this Confirmation, the Securities Act and state securities laws, and (v) its financial condition is such that it has no need for liquidity with respect to its investment in the Transaction and no need to dispose of any portion thereof to satisfy any existing or contemplated undertaking or indebtedness and is capable of assessing the merits of and understanding (on its own behalf or through independent professional advice), and understands and accepts, the terms, conditions and risks of the Transaction.

(h)	[Risk Disclosure Statement. Counterparty represents and warrants that it has received, read and understands the OTC Options Risk Disclosure Statement provided by Dealer and a copy of the most recent disclosure pamphlet prepared by The Options Clearing Corporation entitled “Characteristics and Risks of Standardized Options”.

(i)	Conduct Rules. Each party acknowledges and agrees to be bound by the Conduct Rules of the Financial Industry Regulatory Authority, Inc. applicable to transactions in options, and further agrees not to violate the position and exercise limits set forth therein.][22]

[22]	To include for relevant Dealers.

(j)	Additional Termination Events.

(i)	Within fifteen (15) Scheduled Trading Days promptly following any Repayment Event (as defined below), Counterparty may notify Dealer of such Repayment Event and the aggregate principal amount of Convertible Notes subject to such Repayment Event or the portion of such aggregate principal amount that Counterparty elects to be subject to such Repayment Event) (any such notice, a “Repayment Notice”). Any Repayment Notice shall contain a written representation by Counterparty to Dealer that Counterparty is not, on the date of such Repayment Notice, in possession of any material non-public information with respect to Counterparty or the Shares. The receipt by Dealer from Counterparty of any Repayment Notice shall constitute an Additional Termination Event as provided in this Section 9(j)(i). Upon receipt of any such Repayment Notice, Dealer shall as soon as reasonably practicable designate an Exchange Business Day following receipt of such Repayment Notice as an Early Termination Date with respect to the portion of the Transaction corresponding to a number of Options (the “Repayment Options”) equal to the lesser of (A) the aggregate principal amount of such Convertible Notes specified in such Repayment Notice, divided by USD 1,000, [minus the number of “Repayment Options” (as defined in the letter confirmation for base call option transactions dated [ ], 2026 between Dealer and Counterparty (the “Base Call Option Transaction Confirmation”) relate to such Convertible Note (and for purposes of determining whether any Options under this Confirmation or under the Base Call Option Transaction Confirmation will be among the Repayment Options hereunder or under, and as defined in, the Base Call Option Transaction Confirmation, the Convertible Notes specified in such Repayment Notice shall be allocated first to the Base Call Option Transaction Confirmation until all Options thereunder are exercised or terminated)][23] and (B) the Number of Options as of the date Dealer designates such Early Termination Date and, as of such date, the Number of Options shall be reduced by the number of Repayment Options. Any payment hereunder with respect to such termination (the “Repayment Unwind Payment”) shall be calculated pursuant to Section 6 of the Agreement as if (1) an Early Termination Date had been designated in respect of a Transaction having terms identical to the Transaction and a Number of Options equal to the number of Repayment Options, (2) Counterparty were the sole Affected Party with respect to such Additional Termination Event and (3) the terminated portion of the Transaction were the sole Affected Transaction. “Repayment Event” means that (i) any Convertible Notes are repurchased or redeemed (whether pursuant to [Section 15.02][24] of the Indenture, pursuant to [Section 16.01][25] of the Indenture or for any other reason) by Counterparty or any of its subsidiaries, (ii) any Convertible Notes are delivered to Counterparty or any of its subsidiaries in exchange for delivery of any property or assets of such party (howsoever described), (iii) any principal of any of the Convertible Notes is repaid prior to the final maturity date of the Convertible Notes, or (iv) any Convertible Notes are exchanged by or for the benefit of the Holders (as such term is defined in the Indenture) thereof for any other securities of Counterparty or any of its subsidiaries (or any other property, or any combination thereof) pursuant to any exchange offer or similar transaction. For the avoidance of doubt, any conversion of Convertible Notes pursuant to the terms of the Indenture shall not constitute a Repayment Event.

(ii)	Notwithstanding anything to the contrary in this Confirmation, upon any Early Conversion in respect of which a Notice of Conversion (as such term is defined in the Indenture) that is effective as to Counterparty has been delivered by the relevant converting Holder (as such term is defined in the Indenture):

(A)	Counterparty may, within fifteen (15) Scheduled Trading Days of the Conversion Date for such Early Conversion, provide written notice (an “Early Conversion Notice”) to Dealer (which Early Conversion Notice shall contain a written representation by Counterparty to Dealer that Counterparty is not, on the date of such Early Conversion Notice, in possession of any material non-public information with respect to Counterparty or the Shares) specifying the number of Convertible Notes surrendered for conversion on such Conversion Date or the portion of such aggregate principal amount that Counterparty elects to be subject to such Early Conversion Notice (such Convertible Notes, the “Affected Convertible Notes”), and the giving of such Early Conversion Notice shall constitute an Additional Termination Event as provided in this clause (ii);

[23]	Include for additional capped call.
[24]	Include cross-reference to section of the Indenture providing for repurchase upon a Fundamental Change.
[25]	Include cross-reference to section of the Indenture providing for redemption.

(B)	upon receipt of any such Early Conversion Notice, Dealer shall as soon as reasonably practicable designate an Exchange Business Day as an Early Termination Date (which Exchange Business Day shall be no earlier than one Scheduled Trading Day following the Conversion Date for such Early Conversion) with respect to the portion of the Transaction corresponding to a number of Options (the “Affected Number of Options”) equal to the lesser of (x) the number of Affected Convertible Notes [minus the “Affected Number of Options” (as defined in the Base Call Option Confirmation), if any, that relate to such Affected Convertible Notes][26] and (y) the Number of Options as of the Conversion Date for such Early Conversion; provided that settlement with respect to any such Early Termination Date shall occur on or as promptly as commercially reasonably practicable after the date of payment of the amount of cash (if any) and/or delivery of the number of Shares (if any) upon settlement of the conversion of the relevant Affected Convertible Notes;

(C)	any payment hereunder with respect to such termination shall be calculated pursuant to Section 6 of the Agreement as if (x) an Early Termination Date had been designated in respect of a Transaction having terms identical to the Transaction and a Number of Options equal to the Affected Number of Options, (y) Counterparty were the sole Affected Party with respect to such Additional Termination Event and (z) the terminated portion of the Transaction were the sole Affected Transaction;

(D)	for the avoidance of doubt, in determining the amount payable in respect of such Affected Transaction pursuant to Section 6 of the Agreement, the Calculation Agent shall assume that (x) the relevant Early Conversion and any conversions, adjustments, agreements, payments, deliveries or acquisitions by or on behalf of Counterparty leading thereto had not occurred, (y) no adjustments to the Conversion Rate (as such term is defined in the Indenture) have occurred pursuant to any Excluded Provision and (z) the corresponding Convertible Notes remain outstanding; and

(E)	the Transaction shall remain in full force and effect, except that, as of the Conversion Date for such Early Conversion, the Number of Options shall be reduced by the Affected Number of Options.

(k)	Amendments to Equity Definitions.

(i)	Section 11.2(e)(vii) of the Equity Definitions is hereby amended and restated as follows: “any other corporate event involving the Issuer that in the commercially reasonable judgment of the Calculation Agent has a material economic effect on the theoretical value of the Shares or the Options; provided that such corporate event involving the Issuer is not based on (a) an observable market, other than the market for Counterparty’s own stock or (b) an observable index, other than an index calculated and measured solely by reference to Counterparty’s own operations.” .

[26]	include only in the Additional Call Option Confirmation

(ii)	Section 12.6(a)(ii) of the Equity Definitions is hereby amended by (1) deleting from the fourth line thereof the word “or” after the word “official” and inserting a comma therefor, and (2) deleting the semi-colon at the end of subsection (B) thereof and inserting the following words therefor “or (C) the occurrence of any of the events specified in Section 5(a)(vii)(1) through (9) of the ISDA Master Agreement with respect to that Issuer.”

(iii)	Section 12.9(b)(i) of the Equity Definitions is hereby amended by (1) replacing “either party may elect” with “Dealer may elect” and (2) replacing “notice to the other party” with “notice to Counterparty” in the first sentence of such section.

(iv)	Section 11.2(e)(v) of the Equity Definitions is hereby amended by adding the phrase “, provided that, notwithstanding this Section 11.2(e)(v), the parties hereto agree that, with respect to the Transaction, the following repurchases of Shares by the Issuer or any of its subsidiaries shall not be considered Potential Adjustment Events: any repurchases of Shares in open-market transactions at prevailing market prices or privately negotiated accelerated Share repurchase (or similar) transactions that are entered into at prevailing market prices and in accordance with customary market terms for transactions of such type to repurchase the Shares, in each case, to the extent that, after giving effect to such transactions, the aggregate number of Shares repurchased during the term of the Transaction pursuant to all transactions described in this proviso would not exceed 20% of the number of Shares outstanding as of the Trade Date, as determined by the Calculation Agent” at the end of such Section.

(l)	No Netting or Set-off. The provisions of Section 2(c) of the Agreement shall not apply to the Transaction. Each party waives any and all rights it may have to set-off delivery or payment obligations it owes to the other party under the Transaction against any delivery or payment obligations owed to it by the other party under any other agreement between the parties hereto, by operation of law or otherwise.

(m)	Alternative Calculations and Payment on Early Termination and on Certain Extraordinary Events. If (a) an Early Termination Date (whether as a result of an Event of Default or a Termination Event) occurs or is designated with respect to the Transaction or (b) the Transaction is cancelled or terminated upon the occurrence of an Extraordinary Event (except as a result of (i) a Nationalization, Insolvency or Merger Event in which the consideration to be paid to all holders of Shares consists solely of cash, (ii) an Announcement Event, Merger Event or Tender Offer that is within Counterparty’s control, or (iii) an Event of Default in which Counterparty is the Defaulting Party or a Termination Event in which Counterparty is the Affected Party other than an Event of Default of the type described in Section 5(a)(iii), (v), (vi), (vii) or (viii) of the Agreement or a Termination Event of the type described in Section 5(b) of the Agreement, in each case that resulted from an event or events outside Counterparty’s control), and if Dealer would owe any amount to Counterparty pursuant to Section 6(d)(ii) of the Agreement or any Cancellation Amount pursuant to Article 12 of the Equity Definitions (any such amount, a “Payment Obligation”), then Dealer shall satisfy the Payment Obligation by the Share Termination Alternative (as defined below), unless (a) Counterparty gives irrevocable telephonic notice to Dealer, confirmed in writing within one Scheduled Trading Day, no later than 12:00 p.m. (New York City time) on the date of the Announcement Event, Merger Date, Tender Offer Date, Announcement Date (in the case of a Nationalization, Insolvency or Delisting), Early Termination Date or date of cancellation, as applicable, of its election that the Share Termination Alternative shall not apply, (b) Counterparty remakes the representation set forth in Section 8(h) as of the date of such election and (c) Dealer agrees, in its sole, commercially reasonable discretion, to such election, in which case the provisions of Section 12.7 or Section 12.9 of the Equity Definitions, or the provisions of Section 6(d)(ii) and Section 6(e) of the Agreement, as the case may be, shall apply.

Share Termination Alternative:	If applicable, Dealer shall deliver to Counterparty the Share Termination Delivery Property on, or within a commercially reasonable period of time after, the date when the relevant Payment Obligation would otherwise be due pursuant to Section 12.7 or 12.9 of the Equity Definitions or Section 6(d)(ii) and 6(e) of the Agreement, as applicable, in satisfaction of such Payment Obligation in the manner reasonably requested by Counterparty free of payment.

Share Termination Delivery Property:	A number of Share Termination Delivery Units, as calculated by the Calculation Agent, equal to the Payment Obligation divided by the Share Termination Unit Price. The Calculation Agent shall adjust the Share Termination Delivery Property by replacing any fractional portion of a security therein with an amount of cash equal to the value of such fractional security based on the values used to calculate the Share Termination Unit Price.

Share Termination Unit Price:	The value of property contained in one Share Termination Delivery Unit, as determined by the Calculation Agent in its discretion by commercially reasonable means and notified to Dealer by the Calculation Agent at the time of notification of the Payment Obligation. For the avoidance of doubt, the parties agree that in determining the Share Termination Delivery Unit Price the Calculation Agent may consider a variety of factors, including the market price of the Share Termination Delivery Units and/or the purchase price paid in connection with the commercially reasonable purchase of Share Termination Delivery Property.

Share Termination Delivery Unit:	One Share or, if the Shares have changed into cash or any other property or the right to receive cash or any other property as the result of a Nationalization, Insolvency or Merger Event (any such cash or other property, the “Exchange Property”), a unit consisting of the type and amount of such Exchange Property received per Share by holders of all or substantially all Shares (without consideration of any requirement to pay cash or other consideration in lieu of fractional amounts of any securities) in such Nationalization, Insolvency or Merger Event, as determined by the Calculation Agent.

Failure to Deliver:	Applicable

Other Applicable Provisions:	If Share Termination Alternative is applicable, the provisions of Sections 9.8, 9.9 and 9.11 (as modified above) of the Equity Definitions and the provisions set forth opposite the caption “Representation and Agreement” in Section 2 will be applicable, except that all references in such provisions to “Physically-settled” shall be read as references to “Share Termination Settled” and all references to “Shares” shall be read as references to “Share Termination Delivery Units”. “Share Termination Settled” in relation to the Transaction means that the Share Termination Alternative is applicable to the Transaction.

(n)	Waiver of Jury Trial. Each party waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or proceeding relating to the Transaction. Each party (i) certifies that no representative, agent or attorney of either party has represented, expressly or otherwise, that such other party would not, in the event of such a suit, action or proceeding, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other party have been induced to enter into the Transaction, as applicable, by, among other things, the mutual waivers and certifications provided herein.

(o)	Registration. Counterparty hereby agrees that if, in the good faith reasonable judgment of Dealer, based on the advice of counsel, the Shares (the “Hedge Shares”) acquired by Dealer for the purpose of effecting a commercially reasonable hedge of its obligations pursuant to the Transaction cannot be sold in the U.S. public market by Dealer without registration under the Securities Act, Counterparty shall, at its election: (i) in order to allow Dealer to sell the Hedge Shares in a registered offering, make available to Dealer an effective registration statement under the Securities Act and (A) enter into an agreement, in form and substance reasonably satisfactory to Dealer, substantially in the form of an underwriting agreement customary for a registered offering, (B) provide accountant’s “comfort” letters in customary form for registered offerings of equity securities, (C) provide disclosure opinions of nationally recognized outside counsel to Counterparty reasonably acceptable to Dealer, (D) provide other customary opinions, certificates and closing documents customary in form for registered offerings of equity securities and (E) afford Dealer a reasonable opportunity to conduct a “due diligence” investigation with respect to Counterparty customary in scope for underwritten offerings of equity securities (in all cases of (A)-(E) above, as would be usual and customary for offerings for companies of similar size and in a similar industry); provided that, if Counterparty elects clause (i) above but the items referred to therein are not completed in a timely manner, or if Dealer, in its sole reasonable discretion, is not satisfied with access to due diligence materials, the results of its due diligence investigation, or the procedures and documentation for the registered offering referred to above, then clause (ii) or clause (iii) of this paragraph shall apply at the election of Counterparty; (ii) in order to allow Dealer to sell the Hedge Shares in a private placement, enter into a private placement agreement substantially similar to private placement purchase agreements customary for private placements of equity securities of issuers of similar size and in a similar industry, in form and substance reasonably satisfactory to Dealer, including using reasonable efforts to include customary representations, covenants, blue sky and other governmental filings and/or registrations, indemnities to Dealer, due diligence rights (for Dealer or any designated buyer of the Hedge Shares from Dealer), and reasonable best efforts obligations to provide opinions and certificates and such other documentation as is customary for private placements agreements for transactions of similar size and type, as is commercially reasonably acceptable to Dealer (in which case, the Calculation Agent shall make any adjustments to the terms of the Transaction that are necessary, in its reasonable judgment, to compensate Dealer for any discount from the public market price of the Shares incurred on the sale of Hedge Shares in a private placement of similar size, provided that no “comfort letter” or accountants’ consent shall be required to be delivered in connection with any private placement, and for the avoidance of doubt, the Delivery Obligation shall be calculated on the basis of such adjustments by the Calculation Agent); or (iii) purchase the Hedge Shares from Dealer at the then-current market price on such Exchange Business Days, and in the amounts requested by Dealer.

(p)	Tax Disclosure. Effective from the date of commencement of discussions concerning the Transaction, Counterparty and each of its employees, representatives, or other agents may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Transaction and all materials of any kind (including opinions or other tax analyses) that are provided to Counterparty relating to such tax treatment and tax structure.

(q)	Right to Extend. The Calculation Agent may postpone or add, in whole or in part, any Valid Day or Valid Days during the Settlement Averaging Period or any other date of valuation, payment or delivery by Dealer, with respect to some or all of the Options hereunder, if Dealer reasonably determines, in the case of clause (i), in its discretion or, in the case of clause (ii), based on advice of counsel, that such action is reasonably necessary or appropriate (i) to preserve commercially reasonable hedging or hedge unwind activity hereunder in light of existing liquidity conditions (but only if liquidity as of the relevant time is less than the Calculation Agent’s commercially reasonable expectations of liquidity at such time as of the Trade Date) or (ii) to enable a dealer to effect purchases of Shares in connection with its hedging, hedge unwind or settlement activity hereunder in a manner that would, if such dealer were Counterparty or an affiliated purchaser of Counterparty, be in compliance with applicable legal, regulatory or self-regulatory requirements, or with related policies and procedures applicable to Dealer; provided that such policies and procedures have been adopted by Dealer in good faith and are generally applicable in similar situations and applied in a non-discriminatory manner; provided further that no such Valid Day or other date of valuation, payment or delivery may be postponed or added more than 90 Valid Days after the original Valid Day or other date of valuation, payment or delivery, as the case may be.

(r)	[Reserved.]

(s)	Status of Claims in Bankruptcy. Dealer acknowledges and agrees that this Confirmation is not intended to convey to Dealer rights against Counterparty with respect to the Transaction that are senior to the claims of common stockholders of Counterparty in any United States bankruptcy proceedings of Counterparty; provided that nothing herein shall limit or shall be deemed to limit Dealer’s right to pursue remedies in the event of a breach by Counterparty of its obligations and agreements with respect to the Transaction; provided, further, that nothing herein shall limit or shall be deemed to limit Dealer’s rights in respect of any transactions other than the Transaction.

(t)	Securities Contract- Swap Agreement. The parties hereto intend for (i) the Transaction to be a “securities contract” and a “swap agreement” as defined in the Bankruptcy Code, and the parties hereto to be entitled to the protections afforded by, among other Sections, Sections 362(b)(6), 362(b)(17), 546(e), 546(g), 555 and 560 of the Bankruptcy Code, (ii) a party’s right to liquidate the Transaction and to exercise any other remedies upon the occurrence of any Event of Default under the Agreement with respect to the other party to constitute a “contractual right” as described in the Bankruptcy Code, and (iii) each payment and delivery of cash, securities or other property hereunder to constitute a “margin payment” or “settlement payment” and a “transfer” as defined in the Bankruptcy Code.

(u)	Notice of Certain Other Events. Counterparty covenants and agrees that:

(i)	promptly following the public announcement of the results of any election by the holders of Shares with respect to the consideration due upon consummation of any Merger Event, Counterparty shall give Dealer written notice of (x) the weighted average of the types and amounts of consideration that holders of Shares have elected to receive upon consummation of such Merger Event or (y) if no holders of Shares affirmatively make such election, the types and amounts of consideration actually received by holders of Shares (the date of such notification, the “Consideration Notification Date”); provided that in no event shall the Consideration Notification Date be later than the date on which such Merger Event is consummated; and

(ii)	promptly following any adjustment to the Convertible Notes in connection with any Potential Adjustment Event, Merger Event or Tender Offer (or, if the Convertible Notes are no longer outstanding, any such Potential Adjustment Event, Merger Event or Tender Offer that would have resulted in an adjustment to the Convertible Notes, if the Convertible Notes were outstanding), Counterparty shall give Dealer written notice of the details of such adjustment (or such adjustment that would have occurred if the Convertible Notes were outstanding, as the case may be).

(v)	Wall Street Transparency and Accountability Act. In connection with Section 739 of the Wall Street Transparency and Accountability Act of 2010 (“WSTAA”), the parties hereby agree that neither the enactment of WSTAA or any regulation under the WSTAA, nor any requirement under WSTAA or an amendment made by WSTAA, shall limit or otherwise impair either party’s otherwise applicable rights to terminate, renegotiate, modify, amend or supplement this Confirmation or the Agreement, as applicable, arising from a termination event, force majeure, illegality, increased costs, regulatory change or similar event under this Confirmation, the Equity Definitions incorporated herein, or the Agreement (including, but not limited to, rights arising from Change in Law, Hedging Disruption, an Excess Ownership Position, or Illegality (as defined in the Agreement)).

(w)	Agreements and Acknowledgements Regarding Hedging. Counterparty understands, acknowledges and agrees that: (A) at any time on and prior to the Expiration Date, Dealer and its affiliates may buy or sell Shares or other securities or buy or sell options or futures contracts or enter into swaps or other derivative securities in order to adjust its hedge position with respect to the Transaction; (B) Dealer and its affiliates also may be active in the market for Shares other than in connection with hedging activities in relation to the Transaction; (C) Dealer shall make its own determination as to whether, when or in what manner any hedging or market activities in securities of Issuer shall be conducted and shall do so in a manner that it deems appropriate to hedge its price and market risk with respect to the Relevant Prices; and (D) any market activities of Dealer and its affiliates with respect to Shares may affect the market price and volatility of Shares, as well as the Relevant Prices, each in a manner that may be adverse to Counterparty.

(x)	Early Unwind. In the event the sale of the [“Base Securities”][27] [“Option Securities”][28] (as defined in the Purchase Agreement dated as of [ ], 2026, between Counterparty and Cantor Fitzgerald & Co., as representative of the Initial Purchasers party thereto (the “Initial Purchasers”)), is not consummated with the Initial Purchasers for any reason, or Counterparty fails to deliver to Dealer opinions of counsel as required pursuant to Section 9(a), in each case by 5:00 p.m. (New York City time) on the Premium Payment Date, or such later date as agreed upon by the parties (the Premium Payment Date or such later date, the “Early Unwind Date”), the Transaction shall automatically terminate (the “Early Unwind”) on the Early Unwind Date and (i) the Transaction and all of the respective rights and obligations of Dealer and Counterparty under the Transaction shall be cancelled and terminated and (ii) each party shall be released and discharged by the other party from and agrees not to make any claim against the other party with respect to any obligations or liabilities of the other party arising out of and to be performed in connection with the Transaction either prior to or after the Early Unwind Date. Each of Dealer and Counterparty represents and acknowledges to the other that, upon an Early Unwind, all obligations with respect to the Transaction shall be deemed fully and finally discharged.

(y)	Payment by Counterparty. In the event that, following payment of the Premium, (i) an Early Termination Date occurs or is designated with respect to the Transaction as a result of a Termination Event or an Event of Default (other than an Event of Default arising under Section 5(a)(ii) or 5(a)(iv) of the Agreement) and, as a result, Counterparty owes to Dealer an amount calculated under Section 6(e) of the Agreement, or (ii) Counterparty owes to Dealer, pursuant to Section 12.7 or Section 12.9 of the Equity Definitions, an amount calculated under Section 12.8 of the Equity Definitions, such amount shall be deemed to be zero.

[27]	Insert only for the Base Call Option Confirmation
[28]	Insert only for the Additional Call Option Confirmation

(z)	Hedging Adjustments. For the avoidance of doubt, whenever the Calculation Agent, Hedging Party, Determining Party or Dealer is required or permitted to make a calculation, adjustment or determination pursuant to the terms of this Confirmation or the Equity Definitions to take into account the effect of an event (other than an adjustment to be made by reference to the Indenture), the Calculation Agent, Hedging Party, Determining Party or Dealer shall make such calculation, adjustment, or determination by reference to the effect of such event on Dealer (taking into account, among other factors, Dealer’s hedge position), assuming that such Dealer maintains a commercially reasonable hedge position.

(aa)	Other Adjustments Pursuant to the Equity Definitions. Notwithstanding anything to the contrary in this Confirmation, solely for the purpose of adjusting the Cap Price, the terms “Potential Adjustment Event,” “Merger Event,” and “Tender Offer” shall each have the meanings assigned to such term in the Equity Definitions (as amended by Section 9(k)(i)), and upon the occurrence of a Merger Date, the occurrence of a Tender Offer Date, or declaration by Counterparty of the terms of any Potential Adjustment Event, respectively, as such terms are defined in the Equity Definitions, the Calculation Agent shall, in good faith and in a commercially reasonable manner, determine whether such occurrence or declaration, as applicable, has had a material economic effect on the Transaction and, if so, shall adjust the Cap Price as the Calculation Agent determines appropriate to account for the economic effect on the Transaction of such occurrence or declaration, as applicable, such adjustment to be without duplication of any other adjustment hereunder or under the Agreement or the Equity Definitions in respect of such event; provided that in no event shall the Cap Price be less than the Strike Price.

(bb)	FATCA and Dividend Equivalent Tax. “Tax” as used in Section 9(cc) below (Payer Tax Representations) and “Indemnifiable Tax” as defined in Section 14 of the Agreement shall not include any U.S. federal withholding tax imposed or collected pursuant to Sections 1471 through 1474 of the Code, any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code, or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code (a “FATCA Withholding Tax”). For the avoidance of doubt, a FATCA Withholding Tax is a Tax the deduction or withholding of which is required by applicable law for the purposes of Section 2(d) of the Agreement. The parties agree that the definitions and provisions contained in the Attachment to the ISDA 2015 Section 871(m) Protocol, as published by ISDA (the “871(m) Protocol”), are incorporated into and apply to the Agreement as if set forth in full therein. For the avoidance of doubt, any such tax imposed under Section 871(m) of the Code is a Tax the deduction or withholding of which is required by applicable law for the purposes of Section 2(d) of the Agreement.

(cc)	Part 2(a) of the ISDA Schedule – Payer Tax Representations.

(i)	Payer Tax Representations. For the purpose of Section 3(e) of the Agreement, each of Dealer and Counterparty makes the following representation:

It is not required by any applicable law, as modified by the practice of any relevant governmental revenue authority, of any Relevant Jurisdiction to make any deduction or withholding for or on account of any Tax from any payment (other than any amounts treated as interest) to be made by it to the other party under the Agreement. In making this representation, it may rely on (i) the accuracy of any representations made by the other party pursuant to Section 3(f) of the Agreement, (ii) the satisfaction of the agreement contained in Section 4(a)(i) or 4(a)(iii) of the Agreement and the accuracy and effectiveness of any document provided by the other party pursuant to Section 4(a)(i) or 4(a)(iii) of the Agreement and (iii) the satisfaction of the agreement of the other party contained in Section 4(d) of the Agreement, except that it will not be a breach of this representation where reliance is placed on clause (ii) above and the other party does not deliver a form or document under Section 4(a)(iii) of the Agreement by reason of material prejudice to its legal or commercial position.

(dd)	Part 2(b) of the ISDA Schedule – Payee Tax Representations.

(i)	For the purpose of Section 3(f) of the Agreement, Counterparty makes the following representations to Dealer:

Counterparty is a corporation for U.S. federal income tax purposes and is a “U.S. person” (as that term is used in Section 1.1441-4(a)(3)(ii) of the United States Treasury Regulations).

(ii)	For the purpose of Section 3(f) of the Agreement, Dealer makes the following representations to Counterparty:

[Dealer to provide]29

(ee)	Part 3(g) of the ISDA Schedule – Tax Forms.

Party Required to Deliver Form/Document/Certificate Document		Date by which to be Delivered

Counterparty	A complete and duly executed United States Internal Revenue Service Form W-9 (or successor form).	(i) Upon execution and delivery of this Confirmation; (ii) promptly upon reasonable demand by Dealer; and (iii) promptly upon learning that any such Form previously provided by Counterparty has become obsolete or incorrect.

Dealer	A complete and duly executed United States Internal Revenue Service [Form W-9][Form W-8[insert applicable series]] (or successor form).	(i) Upon execution and delivery of this Confirmation; (ii) promptly upon reasonable demand by Counterparty; and (iii) promptly upon learning that any such Form previously provided by Dealer has become obsolete or incorrect.

[29]	Dealer to provide Payee Representations. If Dealer provides an IRS Form W-8BEN-E, Dealer to provide a standard tax treaty representation. If Dealer provides an IRS Form W-8IMY, Dealer to provide a withholding statement with the sole beneficial owner of payments hereunder as a U.S. person.

(ff)	[QFC Stay Rules. The parties agree that (i) to the extent that prior to the date hereof both parties have adhered to the 2018 ISDA U.S. Resolution Stay Protocol (the “Protocol”), the terms of the Protocol are incorporated into and form a part of this Confirmation, and for such purposes this Confirmation shall be deemed a Protocol Covered Agreement, and each party shall be deemed to have the same status as Regulated Entity and/or Adhering Party as applicable to it under the Protocol; (ii) to the extent that prior to the date hereof the parties have executed a separate agreement the effect of which is to amend the qualified financial contracts between them to conform with the requirements of the QFC Stay Rules (the “Bilateral Agreement”), the terms of the Bilateral Agreement are incorporated into and form a part of this Confirmation and each party shall be deemed to have the status of “Covered Entity” or “Counterparty Entity” (or other similar term) as applicable to it under the Bilateral Agreement; or (iii) if clause (i) and clause (ii) do not apply, the terms of Section 1 and Section 2 and the related defined terms (together, the “Bilateral Terms”) of the form of bilateral template entitled “Full-Length Omnibus (for use between U.S. G-SIBs and Corporate Groups)” published by ISDA on November 2, 2018 (currently available on the 2018 ISDA U.S. Resolution Stay Protocol page at www.isda.org and a copy of which is available upon request), the effect of which is to amend the qualified financial contracts between the parties thereto to conform with the requirements of the QFC Stay Rules, are hereby incorporated into and form a part of this Confirmation, and for such purposes this Confirmation shall be deemed a “Covered Agreement,” Dealer shall be deemed a “Covered Entity” and Counterparty shall be deemed a “Counterparty Entity.” In the event that, after the date of this Confirmation, both parties hereto become adhering parties to the Protocol, the terms of the Protocol will replace the terms of this paragraph. In the event of any inconsistencies between this Confirmation and the terms of the Protocol, the Bilateral Agreement or the Bilateral Terms (each, the “QFC Stay Terms”), as applicable, the QFC Stay Terms will govern. Terms used in this paragraph without definition shall have the meanings assigned to them under the QFC Stay Rules. For purposes of this paragraph, references to “this Confirmation” include any related credit enhancements entered into between the parties or provided by one to the other. “QFC Stay Rules” means the regulations codified at 12 C.F.R. 252.2, 252.81-8, 12 C.F.R. 382.1-7 and 12 C.F.R. 47.1-8, which, subject to limited exceptions, require an express recognition of the stay-and-transfer powers of the FDIC under the Federal Deposit Insurance Act and the Orderly Liquidation Authority under Title II of the Dodd Frank Wall Street Reform and Consumer Protection Act and the override of default rights related directly or indirectly to the entry of an affiliate into certain insolvency proceedings and any restrictions on the transfer of any covered affiliate credit enhancements.][30]

(gg)	Counterparts. This Confirmation may be executed in several counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including any electronic signature covered by the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable law, e.g., DocuSign and AdobeSign (any such signature, an “Electronic Signature”)) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes. The words “execution,” “signed,” “signature” and words of like import in this Confirmation or in any other certificate, agreement or document related to this Confirmation shall include any Electronic Signature, except to the extent electronic notices are expressly prohibited under this Confirmation or the Agreement.

(hh)	Governing Law: Jurisdiction: Waiver of Jury.

(a) THE AGREEMENT, THIS CONFIRMATION AND ALL MATTERS ARISING IN CONNECTION WITH THE AGREEMENT AND THIS CONFIRMATION SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (WITHOUT REFERENCE TO ITS CHOICE OF LAW DOCTRINE, OTHER THAN TITLE 14 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

[30]	To modify as necessary for each Dealer.

(ii)	CARES Act. Counterparty acknowledges that the Transaction may constitute a purchase of its equity securities or a capital distribution. Counterparty further acknowledges that, pursuant to the provisions of the Coronavirus Aid, Relief and Economic Security Act (the “CARES Act”), the Counterparty will be required to agree to certain time-bound restrictions on its ability to purchase its equity securities or make capital distributions if it receives loans, loan guarantees or direct loans (as that term is defined in the CARES Act) under section 4003(b) of the CARES Act. Counterparty further acknowledges that it may be required to agree to certain time-bound restrictions on its ability to purchase its equity securities or make capital distributions if it receives loans, loan guarantees or direct loans (as that term is defined in the CARES Act) under programs or facilities established by the Board of Governors of the Federal Reserve System or the U.S. Department of Treasury for the purpose of providing liquidity to the financial system, and may be required to agree to similar restrictions under programs or facilities established in the future. Accordingly, Counterparty represents and warrants that neither it nor any of its subsidiaries has applied for, and throughout the term of the Transaction shall not apply, for a loan, loan guarantee, direct loan (as that term is defined in the CARES Act) or other investment, or to receive any financial assistance or relief (howsoever defined) under any program or facility that (a) is established under applicable law (whether in existence as of the Trade Date or subsequently enacted, adopted or amended), including without limitation the CARES Act and the Federal Reserve Act, as amended, and (b) requires under applicable law (or any regulation, guidance, interpretation or other pronouncement thereunder), as a condition of such loan, loan guarantee, direct loan (as that term is defined in the CARES Act), investment, financial assistance or relief, that Counterparty or any of its subsidiaries agree, attest, certify or warrant that it has not, as of the date specified in such condition, repurchased, or will not repurchase, any equity security of Counterparty, and that it has not, as of the date specified in such condition, made a capital distribution or will not make a capital distribution (collectively, “Restricted Financial Assistance”); provided that Counterparty may apply for Restricted Financial Assistance if Counterparty either (a) determines, based on the advice of outside counsel of national standing, that the terms of the Transaction would not cause Counterparty to fail to satisfy any condition for application for or receipt or retention of such loan, loan guarantee, direct loan (as that term is defined in the CARES Act), investment, financial assistance or relief based on the terms of the program or facility as of the date of such advice or (b) delivers to Dealer evidence of a waiver or other guidance from a governmental authority with jurisdiction for such program or facility that the Transaction is permitted under such program or facility (either by specific reference to the Transaction or by general reference to transactions with attributes of the Transaction in all relevant respects). Counterparty further represents and warrants that the Premium is not being paid, in whole or in part, directly or indirectly, with funds received under or pursuant to any program or facility, including the U.S. Small Business Administration’s “Paycheck Protection Program”, that (a) is established under applicable law (whether in existence as of the Trade Date or subsequently enacted, adopted or amended), including without limitation the CARES Act and the Federal Reserve Act, as amended, and (b) requires under such applicable law (or any regulation, guidance, interpretation or other pronouncement of a governmental authority with jurisdiction for such program or facility) that such funds be used for specified or enumerated purposes that do not include the purchase of the Transaction (either by specific reference to the Transaction or by general reference to transactions with the attributes of the Transaction in all relevant respects).

(jj)	[Dealer Boilerplate. Insert Dealer specific terms, if any.]

Counterparty hereby agrees (a) to check this Confirmation carefully and immediately upon receipt so that errors or discrepancies can be promptly identified and rectified and (b) to confirm that the foregoing (in the exact form provided by Dealer) correctly sets forth the terms of the agreement between Dealer and Counterparty with respect to the Transaction, by signing this Confirmation or this page hereof as evidence of agreement to such terms and providing the other information requested herein and immediately returning an executed copy to Dealer.

Very truly yours,

[DEALER]

By:
Name:
Title:

[Signature Page to [Base][Additional] Capped Call Confirmation]

Accepted and confirmed
as of the Trade Date:

Fermi Inc.

By:
Name:
Title:

[Signature Page to [Base] [Additional] Capped Call Confirmation]

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